EXHIBIT 23.15

March 13, 2005

PriceWaterhouseCoopers
Tel – Aviv

Dear Sirs,

Re :Consent Of Independent Public Accountant

We have issued our report dated February 16, 2003 for the financial statements of Shmay Bar (I.A) 1993 Ltd. for the year ended December 31, 2002. We consent to the incorporation by reference in the Registration Statement Form S-8 (File No. 333-61895 and File No. 333-55970), of our report dated February 16, 2003 with respect to the consolidated financial statements of Ampal – American Israel Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2004.

KOST FORER GABBAY & KASIERER A Member of Ernst & Young International